Exhibit 10.1

Mark Hoplamazian President & Chief Executive Officer Hyatt Hotels Corporation 71 South Wacker Drive Chicago, IL 60606 USA T: +1 312.780.5400 mark.hoplamazian@hyatt.com

February 10, 2016

PRIVATE & CONFIDENTIAL

Mr. Pat Grismer

6732 Elmcroft Circle

Louisville, KY 40241

Dear Pat:

On behalf of Hyatt Corporation (the “Employer”), I am pleased to offer you the position of Executive Vice President, Chief Financial Officer, based in Chicago. As we have discussed, your employment start date will be March 14, 2016.

The following outlines the terms of employment and compensation and other benefits for the position.

Job Assignment

In this position, you will be responsible for executing your job consistent with the strategies and practices of Hyatt Hotels Corporation (“Hyatt” or the “Company”). You will report to me in my capacity as President and Chief Executive Officer.

Compensation

You will be paid a gross annual base salary of $775,000. Your base salary will be reviewed on March 1, 2017 and annually thereafter in line with the Employer’s compensation market benchmarking practice.

Incentive Plan (IP)

You will be eligible to participate in the Employer Incentive Plan that is based on criteria established, from time to time, by Hyatt for its senior management and for the senior management of its various subsidiaries, as adopted by the Employer. The current target for this role is 100% of your eligible annual base salary.

For the 2016 performance period, the Company will guarantee a minimum incentive payment equal to 75% of your target. Actual performance may result in achievement above the guarantee.

In the event your employment with the Company results in the forfeiture of your earned 2015 Incentive with your current employer, we will provide you with a cash payment equal to the amount forfeited (less appropriate withholdings). This payment will be returned to the Company in the event you elect to terminate your employment prior to December 31, 2016.

Hyatt Long Term Incentive Plan

You will be eligible for equity-based compensation as a participant under the Hyatt Hotels Corporation Long Term Incentive Plan (“LTIP”). The type and actual amount of award may vary, but will generally be based upon your performance, performance of Hyatt and performance of your function. It is expected that the grant value in 2016 for this role will be approximately $1,900,000 and delivered (according to a formula approved by the Compensation Committee) in Stock Appreciation Rights (SARs), Restricted Stock Units (RSUs), and Performance Shares (PSs). As with all LTIP participants, no future awards are guaranteed. All awards under the LTIP are subject to the approval of the Compensation Committee of the Company’s Board of Directors and will be subject to the terms of the LTIP, the standard form of award agreement then in effect and such other terms and conditions as the Compensation Committee may determine. Hyatt also reserves the right to amend, modify or terminate the LTIP at any time.

Subject to approval by the Compensation Committee of the Board of Directors at its next regularly scheduled meeting following your employment start date, you will receive a special grant with an award value of $650,000 in recognition of unvested forfeited equity at your current employer. If approved by the Compensation Committee and otherwise subject to the terms and conditions of the SARs award agreement, this initial grant would be delivered in SARs and vest in equal amounts over three years with the initial tranche vesting on the first anniversary of the award. The vesting schedule is subject to change pending approval of the Compensation Committee. This special grant will be subject to the terms of the LTIP, the standard form of award agreement then in effect and such other terms and conditions as the Compensation Committee may determine.

In addition to any other award under the Company LTIP, subject to approval by the Compensation Committee of the Board of Directors, you will receive a special new hire grant with an award value of $500,000. If approved by the Compensation Committee, this would be delivered in RSUs, and vest in its entirety, subject to the term of the standard form of award agreement on the fourth anniversary of the award.

Benefits

In this role, you will receive the following benefits, subject to eligibility:

•	Medical and Dental insurance

•	Life Insurance

•	401(k) Retirement Savings Plan

•	Deferred Compensation Plan (DCP)

•	Disability Coverage

•	Paid Time Off (PTO) Accrual

•	Use of the Company Dining Room

•	Corporate Office Severance Plan

•	Executive Change in Control Plan

During the period of time that you transition health care benefits from your current employer to the Company, we will reimburse you for COBRA coverage less standard premium payments.

Board Eligibility

As an executive officer of the Company, you will devote such time as is necessary to perform the job duties to which you have been assigned. You shall be eligible to serve on the board of either a private or publicly-traded company after your first anniversary of employment with the Company, subject to the approval of the President and CEO. Service as a director must not interfere with your responsibilities, and the company must not compete with the Company in any manner.

Relocation

You have been provided with details concerning our relocation policy under separate cover. The Company will provide you with a furnished apartment in Chicago and travel to Louisville during the transitional period.

Non-solicitation and Non-competition

You agree that while employed by the Company and or by any Company Affiliate (‘Company, Hyatt Hotels Corporation, and Hyatt Hotels Corporation’s subsidiaries and affiliates’), and for a period of two years beginning on the date that your employment with the Company or with any Company Affiliate terminates, regardless of the reason for such termination, you will not, directly or indirectly, whether on your behalf or on behalf of any other party, induce, solicit, or attempt to persuade any employee of any Company Affiliate to terminate his or her employment with such Company Affiliate. In the event that you are found by a court of competent jurisdiction to have violated this section, the time period in this section that restricts your activity shall be extended for one day for each day that you are found to have been violating this section, up to a maximum of two additional years.

You agree that for a period of one year beginning on the date that your employment with the Company or with any Company Affiliate terminates, regardless of the reason for such termination, you will not engage in Competition with the Company or any Company Affiliate. “Competition” shall mean the provision of services as an employee, contractor, director, advisor, or in any other capacity, or ownership, directly or indirectly, for or with a competitor that is competitive with those aspects of the Company’s business that you were involved in, had supervisory responsibility over or was provided confidential information or trade secret about during your employment with the Company. You stipulate that this covenant is fair, reasonable and necessary for the protection of the Company’s trade secrets, confidential business information and other legitimate business interests and that you have received adequate consideration for this covenant as set forth in this document.

Acceptance

Please review this document and the attached agreements in detail and consult with an attorney if necessary, to understand the content of these provisions and to evaluate whether they conflict with any other agreements you may have already signed.

Your employment at Hyatt is at-will, and the terms and conditions of this offer are intended to be for your information only. You will need to comply with all Hyatt policies, including, but not limited to the Hyatt Employee Handbook, Hyatt’s Code of Business Conduct and Ethics and such other policies Hyatt adopts.

I look forward to working with you.

Yours Sincerely,

/s/ Mark Hoplamazian
Mark Hoplamazian

Cc:	Robb Webb, Chief Human Resources Officer

Lauren Brown, Vice President Compensation

I have read and fully understand the terms and conditions of my employment as Executive Vice President, Chief Financial Officer.

Acceptance:	/s/ Patrick Grismer
Patrick Grismer

Date:	February 10, 2016

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